PURCHASE AGREEMENT/OFFSHORE
                        SECURITIES SUBSCRIPTION AGREEMENT

           THIS OFFSHORE SECURITIES AGREEMENT is executed in reliance upon the transaction exemption afforded by Regulation S ("Regulation S") as promulgated by the Securities and Exchange Commission ("SEC"), under the Securities Act of 1933, as amended ("1933 Act" or, the "Act").

           TO:       Jose Antonio Gomez, President
                     Fondo de Adquisiciones E Inversiones
                     Internacionales XL S.A.
                     Apartado 1474-1000 San Jose
                     San Jose, Costa Roca

1.         Offering.

           This Purchase Agreement (the "Agreement", sets forth the terms pursuant to which the undersigned GLOBAL INTELLICOM, INC., (the "Seller"), is selling an aggregate 425 Preferred Convertible Series 2 shares, (the "Shares") convertible into Common Shares of GLOBAL INTELLICOM, INC., a Nevada corporation, (the "Company") to Fondo de Adquisiciones E Inversiones Internacionales XL S.A., a corporation organized and existing under the laws of Costa Rica (the "Purchaser").

           The Seller hereby agrees to sell the Shares to the Purchaser for the aggregate purchase price of U.S. Dollars, $425,000 (U.S. $1,000.00 per Convertible Preferred Series 2 Shares) (the "Purchase Price"), which Purchase Price shall be payable by certified, cashier's or bank check, or wire transfer as of the Closing Date, as described below.

           The Company further understands and agrees that the Convertible Preferred Shares shall be convertible at a price which is the lower of:

           1. Seventy-five percent (75%) of the closing price on the day of closing of this Subscription Agreement; or

           2. Sixty-five percent (65%) of the five day moving average as recorded by NASDAQ on the day prior to conversion.

           The Purchaser shall pay the purchase price by delivering good funds in United States dollars to the designated depository for closing by delivery of securities verses payment.

           In further consideration of the monies provided the Company by the purchaser resulting from the purchase of Convertible Preferred shares, the parties understand and agree that for a period of 12 months from the execution of this agreement the Company shall neither seek nor accept funding from any other source nor issue any shares, equities or debentures without prior approval of the Purchaser. Should the Company accept funding or issue shares, equities or debentures to other persons or entities without the prior approval of the Purchaser, then the Company agrees to pay a penalty to the Purchaser amounting to 25 percent of the value of the monies, shares, equities or debentures borrowed from or issued to third parties. The Purchaser understands and agrees that the Company currently has a contract for the raising of funds with World Capital Funding, Inc. and further agrees that this paragraph shall not in any way disturb nor supersede that contract with World Capital Funding, Inc.

           Penalty/Liquidated Damages

           Because the Purchaser is an Offshore entity, and because the transaction restriction in connection with this Offshore offer and sale is governed by Rule 903(c)(2)(iii) and because said restriction expires in 40 days, the parties understand and agree that the removal of said restrictive legend upon the submission of proper opinion letters and documents is time sensitive, the Company agrees that should it or its attorneys or its transfer agent delay the removal of the restrictive legend upon the shares involved for any reason other than an act of God, or an act of a government regulatory agency, the Company will pay a penalty in shares amounting to 25% of the original purchase amount if said restrictive legend is not removed from the certificates within ten (10) business days of proper submission. Additionally, the Company agrees to pay an additional ten percent share penalty for each month thereafter the restrictive legend is not removed from said shares and shares returned to the Purchaser. Further, until the Company cures the breach witnessed by its failure to timely remove the restrictive legend from the above cited shares by delivering the additional shares and the liquidated damages, the Company shall not issue or contract to issue to any other party any of its equity securities or debt securities convertible into equity securities of the Company.

2.         Representations and Warranties of the Seller.

           The Seller hereby represents, warrants and agrees with Purchaser as follows:

           (a) The Seller is the lawful owner of and has the full right, power and authority to transfer, convey and sell the Shares to Purchaser, and the delivery thereof to Purchaser will transfer valid title thereto, free and clear of all liens, encumbrances and claims of every kind whatsoever.

           (b) At the time of the acquisition of the Shares by Seller and through the Closing Date, the Seller, or affiliates of the Seller, were not and are not officers, directors or affiliates of the Company, as defined under the Securities Act of 1933, as amended (the "Act").

           (c) The execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated, and the compliance with the terms of this Agreement by Seller will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Seller, as the same may be amended, or any agreement, instrument, law or regulation to which the Seller is a party or by which the Seller may be bound. No governmental license, permit, other approval or authorization with respect to this Agreement or the acts or transaction contemplated hereby is required by law or otherwise in order to make this Agreement or the transactions contemplated herein binding upon the Seller. The Seller has no agreement, understanding, contract or arrangement of any kind whatsoever relating to the transfer or assignment of the Shares, whether by subscription, rights of conversion, reorganization, option or otherwise.

           (d) The transfer and sale of the Shares pursuant to this Agreement will not result in a breach of or constitute a default under, or result in the creation of any client, charge or encumbrance on the Shares to be so transferred as a result of any existing agreement, any indenture, or other instrument to which Seller is a party or by which Seller or the Shares are bound.

           (e) The Seller has full right, power and capacity to execute, deliver and perform its obligations under this Agreement.

           (f) To the best of the Seller's knowledge, the Company's relationship with its customers, vendors and employees are in all material respects satisfactory. Seller is not aware of any condition, event or circumstances which is not publicly disclosed, or if publicly disclosed is not fully or accurately disclosed to render such disclosure not misleading, with relation to the ability of the Company to conduct its business and operations in substantially the form and manner as currently being conducted, or which would result or involves or relates to any adverse consequence with respect to the Company, and its business and/or operations.

           (g) All information provided and/or supplies to Purchaser, directly or indirectly, by Seller in accordance with and in compliance with the provisions of this Agreement or otherwise, is accurate and complete and does not contain any untrue statements or a material fact or omit any material fact necessary to make the statements therein not misleading.

           (h) The amount of Shares to be sold hereunder the aggregate constitutes less than five percent (5%) of the total number of outstanding shares of Common Stock of the Company, inclusive of the underlying common shares to be issued pursuant to this Subscription Agreement.

           (i) To the best of the Seller's knowledge, the Company is current in all of its reporting obligations under applicable laws and regulations, including without limitation, under the Securities Exchange Act of 1934 (the "Exchange Act"), and to the best of the Seller's knowledge all of such filings made under and pursuant to the Exchange Act are correct and accurate and do not contain any untrue statement of material fact necessary to make the statements therein not misleading. To the best of the Seller's knowledge, the Company is current with respect to all of its obligations with respect to the listing of its Common Stock, including the Shares with NASDAQ or the Bulletin Board, whichever is applicable, and the Company has not received any notification or indication that its shares of Common Stock would not continue to qualify for listing and trading thereon.

           (j) To the best of the Seller's knowledge, since the date of the Company's last audited financial statements set forth in the Company's Annual Report on Form 10-K or 10-KGB, there has been no material adverse changes in the financial condition and/or the result s of operations of the Company.

           (k) In connection with the transfer and sale of the Shares, the Seller hereby acknowledges, represents and warrants, that it is not acting, nor will Seller be deemed to be acting as, an insurer, underwriter or dealer within the meaning of Section 4(1) of the Act.

           (l) The offer and the sale of the Shares hereunder is being made in an Offshore Transaction, as such term is defined under Regulation S, promulgated under the Act. No directed selling efforts, as such term is defined under Regulation S, has been made by the Seller, an affiliate of the Seller or any person acting on their behalf.

3.         Representations and Warranties of the Purchaser.

           In connection with the transaction, the Purchaser represents and warrants to the Seller, as follows:

           (i) The Purchaser is not a U.S. Person as the term is defined under Regulation S as promulgated by the SEC under the authority of the 1933 Act. Furthermore, the Purchaser is not organized under the laws of the United States and was not formed for the purpose of investing in Regulation S securities and is not registered under the Securities Act;

           (ii) At the time the buy order was originated, the Purchaser was outside the United States.

4.         Additional Representations.

           The Purchaser further represents and warrants to the Seller and agrees that:

           (i) The Purchaser is purchasing the Shares for investment and not with a view to or in connection with any distribution, resale, subdivision or fractionalization of the Shares of an indefinite period of time, except to non-U.S. Persons who qualify under Regulation S.

           (ii) The Purchaser understands the restrictions on transfer of the Shares imposed by this Agreement, U.S. Securities Laws and Regulations and the laws and regulations of any other applicable country or jurisdiction, including, without limitation, those set forth in paragraphs 5 and 6 hereof, which apply both during and after the Restricted Period notwithstanding the absence of any legend pertaining to such restrictions on the certificates representing the Shares.

           (iii) The Purchaser has not taken any action that would cause the Company to be subject to any claim for commission or other fee or remuneration by any broker, finder or other person and the Purchaser hereby indemnifies the Company against any such claim caused by the actions of the Purchaser or any of its employees or agents.

5.         Regulation S Transfer Restriction

           The transaction restriction in connection with this Offshore offer and sale restrict the Purchaser from offering or selling to U.S. Persons for a forty day period. Rule 903(c)(2)(iii) governs the forty day transaction restriction. The Purchaser hereby agrees to comply with that restriction notwithstanding that the rules do not require the placement of such a restrictive legend on the share certificate.

6.         Restriction On Resale In The United States

           Section 5 of the 1933 Act does not apply to sales of the Shares outside the United States. Rule 904 provides a safe harbor for determining that a resale has occurred outside the United States. Section 5 of the 1933 Act prohibits resale of the Shares in the United States except pursuant to an effective registration statement or an exemption from registration for which the Purchaser qualifies. The Purchaser understands the requirements for qualifying for the exemption form registration afforded by Section 4(1) of the 1933 Act and that there can be no assurance that the Purchaser will be able to qualify for exemption afforded by Section 4(1) of the 1933 Act. The Seller shall have no liability in the event the Purchaser is unable to qualify for the exemption afforded by Section 4(1) and is unable to offer, sell or otherwise transfer the Shares in the United States.

7.         Exemption; Reliance on Representations

           The Purchaser understands that the offer and sale of the Shares are not being registered under the 1933 Act. The Seller is relying on the rules governing offers and sales made outside the United States pursuant to Regulation
S. Rules 901 through 904 of Regulation S govern this transaction.

8.         Transfer Agent Instructions

           The self-liquidating legend shall be structured to liquidate on the date of the forty-first day after the date of this Subscription Agreement. Seller further warrant that no instructions, other than these instruction and instru tions for a "Stop Transfer" instruction until the end of the said forty day period, have been given to the transfer agent. After the end of the forty day period, Seller and its counsel hereby agree to instruct the Seller's transfer agent to remove any and all restrictive legends on said certificates. Nothing in this section, however, shall affect in any way the Purchaser's obligations and agreement to comply with all applicable securities laws upon resale of the Shares.

9.         Closing

           The sale of the Shares shall be effectuated as of August 23, 1996, at the offices of the Purchaser's attorney-in-fact, 1801 Lee Road, Suite 306,
Winter Park, Florida 32789, or such other mutually agreed upon time and place (the "Closing Date"). The certificate(s) evidencing the Shares shall be delivered to the Purchaser, with signature medallion guarantee, and such certificates shall bear a restrictive legend that the Shares have not been registered under the Act and that the Shares can be transferred only in compliance with the Act and applicable state securities laws.

10.        Conditions to the Seller's Obligation to Sell the Shares

           The obligations of the Seller under this Agreement are subject, in the discretion of the Company, to the satisfaction at or prior to the Closing Date of the following conditions.

           (a) the Seller's receipt of the Purchase Price for the Shares, as described in Section 1 of this Agreement.

           (b) The representations and warranties made by the Purchaser in this Agreement were true when made and shall be true as at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date.

           (c) All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Seller on or prior to the Closing Date shall have been fully complied with and performed.

           (d) At the Closing Date, no litigation, proceeding, investigation or inquiry shall be pending or threatened against the Company and/or the Seller, and no proceeding, investigation or inquiry shall be pending or threatened against the Company and/or the Seller which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or involving the Shares and/or which might result in any material adverse change in the Company's business, operations or assets and properties.

           (e) The Company's legal counsel shall have supplied the Company's transfer agent with a legal opinion, with a copy to the Purchaser, providing that the legend set forth on the certificates evidencing the Shares contemplated herein to Purchaser in accordance with Regulation S and all stop transfer order notations with respect to the Shares have been removed from the transfer agent's books and records with respect thereto.

11.        Indemnification

           (a) Obligation of the Seller to Indemnify. The Seller hereby agrees to indemnify, defend and hold harmless the Purchaser, its officers, directors, principals, employees, affiliates, and shareholders, and their successors and assigns, from and against any and all claims, damages, losses, liability, deficiencies, actions, suits, proceedings, costs or legal expenses (collectively the "Losses") arising out of or resulting from: (I) any breach of a covenant, agreement, representation, or warranty by the Seller contained in this Agreement; or (ii) events occurring in the course of or relating to the ale of the Shares contemplated herein which are not disclosed in this Agreement prior to the Closing Date; or (iii) any and all costs and expenses (including reasonable attorneys' fees) related to the foregoing.

           (b) Notice of Claim. If the Purchaser receives written notice of the commencement of any legal action, suit or proceeding with respect to which the Seller is or may be obligated to provide indemnification pursuant to Section 7(a) above, the Purchaser shall, within thirty days of the receipt of such written notice, give the Seller written notice thereof (a "Claim Notice"). Failure to give such Claim Notice within such thirty day period shall not constitute a waiver by the Purchaser of its right to indemnity hereunder with respect to such action, suit or proceeding.

           (c) Defense of Claims. Upon receipt by the Seller of a Claim Notice from the Purchaser with respect to any claim for indemnification which is based upon a claim made by a third party ("Third Party Claim"), the Seller may assume the defense of the third party claim with counsel of its own choosing. The Purchaser shall cooperate in the defense of the Third Party Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trial and appeals as may be reasonably required in connection therewith. The Purchaser shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of the Purchaser unless the Seller shall not have promptly employed counsel to assume the defense of the Third Party Claim, win which event such fees and expenses shall be borne by the Seller. The Seller shall not satisfy or settle any Third Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of the Purchaser. If The Seller shall fail with reasonable promptness either to defend such Third Party Claim or to satisfy or settle the same, the Seller may defend, satisfy or settle the Third Party Claim at the expense of the Seller and the Seller shall pay to the Purchaser the amount of any such Loss within ten days after written demand therefor.

12. Survival of Representations and Warranties. The representations, warranties, acknowledgments and agreements of the Purchaser and the Seller shall survive the sale and purchase of the Shares contemplated herein.

13.        Miscellaneous.

           (a) Amendment. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge, or change is sought.

           (b) Notice. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the fifth calendar day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

TO SELLER:

N.. Norman Muller,
Chairman of the Board
Global Intellicom, Inc.
747 Third Avenue
New York, New York 10017

TO PURCHASER:

Fondo de Adquisiones E Inversiones
Internacionales XL S.A.
Apartado 1474-100 San Jose
San Jose, Costa Rica
Attn: Jose Antonio Gomez, President

WITH A COPY TO:

Len Aronoff, Esq.
Attorney in Fact
1801 Lee Road, Suite 306
Winter Park, Florida 32789
(407) 628-5700

Or such other address or to such other person as any party shall designate to the other for such purpose in the manner hereinafter set forth.

           (c) Entire Agreement. This Agreement, together with the agreements referred to herein, contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

           (d) Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement effect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof, shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

           (e) Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida, without applications to the principles of conflicts of laws.

           (f) Enforcement; Injunctive Relief. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Orange County, in the State of Florida. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding.

           Venue for any such action, in addition to any other venue permitted by statute, will be Orange County, Florida. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Orange County, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Orange County, Florida, has been brought in any inconvenient forum.

           The parties hereto acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offended party agrees not to oppose the aggrieved party's request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

           (g) Benefit of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors and/or assigns.

           (h) Captions. The captions in this Agreement are for convenience and reference purposes only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision thereof.

           (i) Number and Gender. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties, or their personal representatives, successors and assigns may require./.

           (j) Further Assurances. This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures. All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the _____ day of August, 1996.

Number of Shares Purchased: 425
purchase Price U.S. Dollars $425,000.00

                                              GLOBAL INTELLICOM, INC.


                                              By:____________________________
                                                 Anthony R. Cucchi, President

AGREED AND ACCEPTED;

FONDO DE ADQUISIONES E INVERSIONES
INTERNACIONALES XL S.A.


By:________________________________________
     Jose Antonio Gomez, President